CODE OF ETHICS and BUSINESS CONDUCT

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TABLE OF CONTENTS

1.	INTRODUCTION	1

2.	PRINCIPALS OF BUSINESS CONDUCT	1

2.1	Doing what is Right	1
2.2	Respecting the Rights of Others	1
a.	Employee Rights	1
b.	Property Rights	2
c.	Shareholder Rights	2
d.	Customer Rights	2
e.	Suppliers Rights	2
f.	Environmental Rights	2
2.3	Obeying the Law	3
2.4	Maintaining Integrity and Confidentiality of Information	3
a.	Company Records and Accounting Practices	3
b.	Confidentiality of Information	3
c.	Insider Trading	3
2.5	Avoiding Conflicts of Interest	4
a.	Personal Interest in Transactions	4
b.	Donations, Gifts and Business Courtesies	4
c.	Abuse of Position	4
d.	Taking a Second Job	4
e.	Running a Business	5
f.	Serving as a Director of another Organization	5
2.6	Conducting Ourselves Appropriately	5
a.	Government Relations	5
b.	Community and Public Relations	5
c.	Internal Communication	5
d.	Good Corporate Citizenship	5
e.	Professional Standards	6
3.	COMPLIANCE WITH THIS POLICY	6

4.	REPORTING VIOLATIONS	6

5.	WHERE TO GO FOR ANSWERS	7

1.

INTRODUCTION

This Code of Ethics and Business Conduct defines the ethical behavior of Pacific Booker Minerals Inc. (PBM).  It was developed to help employees make the right business decisions consistent with PBM’s corporate values of honesty, integrity, involvement and improvement, and to behave in a manner that reflects high ethical standards.

Application of the principles outlined in this policy is essential to achieving the corporate goals.  Every employee is responsible for knowing the contents of the policy and applying its principles in day-to-day business activities.  The alternative of ignoring the policy or making unethical business decisions could have serious consequences for PBM and its employees.

This Code of Ethics and Business Conduct applies equally to all employees, officers, directors, consultants, contractors, suppliers and others acting on behalf of PBM.

2.

PRINCIPLES OF BUSINESS CONDUCT:

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Doing what is right

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Respecting the rights of others

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Obeying the law

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Maintaining the integrity and confidentiality of information

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Avoiding conflicts of interest

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Conducting ourselves appropriately

Employees must not only consider whether they are in compliance with this policy but also how their decisions and actions will appear to an outside party. The perception of wrongdoing is potentially as damaging as an actual breach of ethics.

Therefore, it is essential that employees not only conduct PBM business according to high ethical standards but also be seen to do so.

2.1

Doing what is Right

To be ethical is to know the difference between right and wrong, and to do what is right. An ethical culture:

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Is based on integrity, and

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Discerns and chooses right versus wrong.  (Guided by laws and regulations as well as societal standards.)

Where an employee is uncertain about the ethics or legality of any planned action, it is his or her responsibility to consult with his/her manager.

2.2

Respecting the Rights of Others

a.

Employee Rights

Management makes decisions regarding hiring and promotion of employees on the basis of merit and in accordance with BC Labor Law and human rights legislation.

Employees have the right to pursue their careers at PBM free from discrimination and harassment based on any ground prohibited by law, including age, sex, race, color, religion, creed, national origin, citizenship, language, marital status, family status, pregnancy or childbirth, sexual orientation, disability, health or political belief.

No personal relationship between an employee and any other employee shall compromise, or appear to compromise, the principles defined by this policy.

b.

Property Rights

Company assets may, subject to the exceptions outlined below, only be used for business purposes.  Employees of the company have responsibility to ensure that PBM assets are put to productive use.

All persons entrusted with managerial or supervisory responsibility are responsible for ensuring that appropriate policies, procedures and controls are put in place to safeguard these assets.

Everyone is responsible for following these policies and procedures. There may be situations where limited use of PBM assets for personal purposes by employees is permitted if the following conditions are met:

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the extent of personal use is not a significant portion of the total use of the asset,

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personal use does not compromise or impair the value or utility of the asset to PBM,

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such use does not confer a significant financial benefit to the employee outside of normal compensation arrangements,

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such use is consistent with common business practice and would not be considered unethical or unusual by an objective third party who was aware of the relevant facts, or

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personal use is specifically permitted by PBM policy (e.g. company owned or leased vehicles).

c.

Shareholder Rights

Shareholder relationships are critical to the continuing success of PBM.  In dealing with shareholders, employees will conduct themselves with fairness, courtesy and good faith.

Officers and directors must comply with continuous and timely disclosure obligations to its shareholders and avoid selective disclosures.  All reports and documents must contain full, fair, accurate, timely and understandable disclosure.

d.

Customer Rights

Customer relationships are critical to the continuing success of PBM. In dealing with customers, employees will conduct themselves with fairness, courtesy and good faith.

Employees will respect and ensure the confidentiality of customer information unless disclosure is required by law.

e.

Suppliers Rights

Relationships with suppliers must always be arms length, consistent with accepted business practices, PBM policies and in accordance with applicable laws.  In dealing with suppliers, employees will conduct themselves with fairness, courtesy and good faith.  All interactions with suppliers must conform to the requirements of the section of this policy addressing conflict of interest

f.

Environmental Rights

PBM is committed to environmental responsibility and stewardship as per the company Health, Safety and Environmental Policy.

2.3

Obeying the Law

PBM operates within the laws of Canada.   All employees are expected to comply with applicable laws, rules and regulations of Canada.  No employee, no matter what position or title he or she holds, is ever expected to commit or condone an illegal act, or to instruct other employees do so, on behalf of PBM.

2.4

Maintaining Integrity and Confidentiality of Information

a.

Company Records and Accounting Practices

The integrity of PBM’s records and financial reporting is critical to its on-going success. All assets, liabilities and transactions must be accurately and completely reported in the books and supported by necessary documentation. No asset, liability or transaction is to be concealed from management or the PBM internal or external auditors.

Use of PBM funds for unlawful or improper purposes is prohibited.

All transactions must be authorized and executed in accordance with PBM’s policy and the instructions of management.  Appropriate accounting and financial policies, procedures, controls and audit processes must be maintained.

Employees regardless of their position in the organization, are expected to follow internal policies and procedures designed to protect the integrity of corporate data. This includes adherence to procedures related to security of computer systems.

Financial reports are prepared in accordance with generally accepted accounting principles as well as applicable laws and regulations.  All employees are encouraged to question and report transactions which appear to be contrary to established policies and procedures.

b.

Confidentiality of Information

Many employees have access to corporate information, which is sensitive or confidential.  Information such as personnel records, payroll records, customer information, company strategies, financial, intellectual property and competitive information.  Release of such information is potentially harmful to PBM, its’ employees and customers.  In some cases it is illegal. Employees must use extreme care when dealing with confidential or sensitive information.  As a general rule, such information shall not be released to anyone inside or outside of the company who is not authorized or legally entitled to receive it.

Care must be taken not to discuss confidential information or intellectual property in social or public settings.

Employees are responsible for ensuring confidential information is not released to outside parties.  Where an employee is uncertain as to whether certain information can or should be released he or she shall consult with his/her supervisor or manager or make other necessary inquiries prior to complying with requests for such information.

PBM will not disclose personal information about an employee to third parties without the employee’s permission unless required by law.

c.

Insider Trading

Employees, officers and directors are prohibited from buying or selling company stock based upon insider information that has not been released to the company shareholders and the public.

2.5

Avoiding Conflicts of Interest

A conflict of interest arises when an employee must choose between PBM’s best interests or their own.  Any situation where an employee’s judgment may be compromised, where he or she shows undue favoritism to any party or where he or she receives a benefit of some kind is potentially a conflict of interest.  All employees must strive to avoid situations that create a conflict, create the appearance of a conflict, or have the potential to create a conflict, if any of these situations occur, employees are responsible for disclosing and, where appropriate, taking action to remedy the conflict of interest.  In most instances, an employee should make such disclosures to their immediate manager.  Situations that can potentially give rise to a conflict of interest are numerous.  Some of the more significant areas causing conflicts of interest are discussed below. All of the comments in this section are applicable to employees, officers and directors, spouses/partners and family members.

a.

Personal Interest in Transactions

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No employee shall have any direct personal interest in a transaction to which PBM is a party, unless fully disclosed and approved by an independent manager, and

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No employee shall use his or her position to solicit or conduct business for personal benefit or gain.

b.

Donations, Gifts and Business Courtesies

Receiving and giving gifts and benefits in a business context is a sensitive area, which requires judgment and common sense:

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Employees should not accept gifts or benefits from customers, suppliers, business Associates or companies who wish to do business with PBM, as such gifts might be perceived as a bribe or appear to influence business decisions.  The same principle applies to giving gifts or benefits on behalf of PBM and to gifts given to, or received by, family members and spouses/partners, and

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It is never acceptable to give gifts to government officials or employees.

Generally, gifts or other benefits may be given and accepted by employees when they:

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are consistent with local business practice and custom,

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are not excessive in value,

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are not in contravention of applicable laws and ethical standards, and

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are able to withstand public scrutiny.

Gifts of more than nominal value are to be refused where possible.  Where an employee feels such a gift must be accepted to avoid damaging business relationships, the employee must consult with his or her immediate supervisor or manager as to the appropriate course of action.

c.

Abuse of Position

Employees must not inappropriately use their position for personal benefit or to the detriment of other employees.

d.

Taking a Second Job

It is acceptable for employees to have a second job, provided it does not interfere with the employee’s ability to adequately perform his or her duties at PBM.  The second job must not create, or appear to create, a conflict of interest.

e.

Running a Business

Employees may have other business interests outside of PBM.  While there is nothing ethically wrong in principle with employees running or managing other businesses, such situations can give rise to significant conflicts of interest.  It would be a conflict for an employee to set up a business that is in direct competition with PBM or that sells goods and services to PBM.

As with taking a second job, running or managing a business should not interfere with the employee’s ability to adequately perform his or her duties at PBM.

Where an employee is currently running or managing a business or is considering doing so, potential conflicts must be discussed with the employee’s immediate supervisor or manager.

f.

Serving as a Director of another Organization

Directors and employees may serve as a director of another organization, such as a limited company, a non-profit or a religious organization, provided that it does not interfere with their ability to perform their duties at PBM and is in accordance with existing company policies.  Where serving as a director creates a conflict of interest, it must be disclosed and, where appropriate, remedied.

2.6

Conducting Ourselves Appropriately

a.

Government Relations

Employees of PBM must strive to conduct their relationships with government officials in a manner which does not compromise the integrity or reputation of PBM, the government, or the government officials, should the details of the relationship become public knowledge.

Subject to reasonable work arrangements, any employee may seek and hold public office, but must comply with the conflict of interest restrictions associated with that role.  Employees holding public office are asked to avoid involvement in and voting on any decisions, which could promote or damage the legitimate interests of PBM, or give the appearance of a conflict of interest.

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Community and Public Relations

PBM standing in the communities in which it does business and the perceptions of the general public is critical to its success.  All employees are ambassadors of PBM and need to be aware of how their actions, conduct and public statements can impact the public perception of the company.

Employees should exercise discretion when dealing with the media or making public statements on behalf of PBM.

c.

Internal Communication

PBM strongly believes in the importance of honest and open communication. Communication regarding business and work related issues should normally follow established organizational channels.  However, for issues involving possible violations of this Code of Ethics and Business Conduct, employees should refer to the section on Reporting Violations for guidance.

d.

Good Corporate Citizenship

In line with society’s expectations, PBM supports and participates in charitable, civic, educational, cultural and political affairs at a level consistent with generally accepted business practices.

e.

Professional Standards

Employees holding professional credentials such as lawyers, accountants and engineers are required to comply with all relevant professional standards and rules of conduct when practicing their vocation in the service of PBM.

3.

COMPLIANCE WITH THIS POLICY

It is critical to PBM’s success that employees conduct themselves ethically and legally in every aspect of their business activities.  Every employee of PBM is required to comply with this Code of Ethics and Business Conduct.

Employees in leadership positions must assume a responsibility for the actions and conduct of other employees who report to them.  Managers can fulfill this responsibility through prudent management practices such as:

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ensuring this Code of Ethics and Business Conduct is clearly communicated to all reporting employees on a regular basis,

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establishing and maintaining internal and management controls designed to prevent or detect breaches in corporate policies,

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leading by example and exhibiting high standards of ethical behavior,

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appropriately investigating situations which may indicate a breach of this policy, and

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dealing with known breaches of this policy in an appropriate manner.

Compliance, both personal and by reporting employees will be a factor in periodic performance reviews.  Violations of this policy will result in PBM taking appropriate action, including possible discharge from employment.  Employees should also be aware that potential personal liability does not end with PBM.

Depending on the circumstances, an individual may also face civil or criminal charges and penalties (including imprisonment).

4.

REPORTING VIOLATIONS

Any employee who reasonably believes a violation of this policy has occurred has an obligation to report the violation to an appropriate PBM official. Possible violations should be reported to an appropriate supervisor or manager in the employee’s work area.  However, where an employee is uncertain as to how a violation of this policy should be reported, or is not comfortable going to his/her supervisor or manager, the employee should consult with the CEO.  Matters referred to your supervisor, manager or the CEO will be handled as confidentially as possible and in accordance with PBM’s business practices, policies and the law.  Information pertaining to employees’ concerns will not be kept in their personnel file.

Employees may also report violations anonymously to any company official.

PBM will not take or allow any reprisal against an employee for, in good faith, reporting a suspected violation of this policy.  Any such reprisal will in itself be considered a very serious breach of this policy and subject to disciplinary action.

All reported violations will be investigated.  Where an investigation determines that a violation has occurred, appropriate action will be taken.

Supervisors and managers must report all breaches of this policy, including incidents of theft or fraud, to the CEO.  If the violation involves the CEO, the breaches of this policy must be reported to the Chairman of the Audit Committee.

5.

WHERE TO GO FOR ANSWERS

PBM encourages employees to ask questions about the provisions of this policy or about ethical business practices in general.  Everyone is encouraged to discuss such questions with fellow employees, supervisors and managers.  Policy clarifications should be directed to the CEO.

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